10172 Linn Station Road
Louisville, KY 40223

LETTER TO STOCKHOLDERS DATED OCTOBER 29, 2009

Dear NTS Mortgage Income Fund Stockholders:

We are writing to provide an update on the status of the Fund’s activities since our last report on September 2, 2009.

FINANCIAL STATEMENTS AS OF JUNE 30, 2009

Enclosed are unaudited financial statements for the six months ended June 30, 2009 prepared on the liquidation basis under Generally Accepted Accounting Principles.  As a result of transferring the four lots at the Orlando Lake Forest and the undeveloped ground at Lake Forest in Louisville, Kentucky, during the first six months of 2009 in exchange for forgiveness of indebtedness due and owing to NTS Development Company and its affiliates, for advances made to the Fund and its affiliates, the Fund’s net assets in liquidation increased because the proceeds from the transfer of the land inventory were in excess of the land’s carrying value.  The resulting net assets in liquidation as of June 30, 2009 were a positive value of $2,091,928, or approximately $0.66 per outstanding share.  The Fund engaged BKD, LLP to perform specific agreed upon procedures on the books and records of the Fund for the first six months of 2009.  BKD’s report is enclosed.  BKD’s report is not an audit.  The scope of BKD’s engagement is more fully explained on page one of the report.  For a complete understanding of the Fund’s financial condition, operating results and accounting practices, we strongly encourage you to review the enclosed financial statements and accompanying notes in their entirety along with the report from BKD.  This letter is not a substitute for such a review.

FAWN LAKE DEVELOPMENT

Lot sales continue to be tentative at Fawn Lake.  Although inquiries concerning lots have increased somewhat, fully-closed lot sales continue to be lower than originally budgeted.  Fawn Lake was originally budgeted to sell 15 lots for approximately $3 million in revenues during 2009.  So far this year, Fawn Lake has sold 4 lots and 5 lots are under contact, so it appears that the original annual lot budget goal will not likely be achieved.

Management and the Board of Directors continue to monitor the sales activity at Fawn Lake and are evaluating a number of potential alternatives to maximize the value of the development and the potential return to stockholders consistent with the Fund's Plan of Liquidation.

The current economic environment continues to make it difficult to obtain letters of credit or surety bonds, which may adversely affect the Fund’s ability to continue development of the remaining undeveloped land at Fawn Lake.

OTHER FINANCIAL OBLIGATIONS

The Fund owes certain amounts to National City Bank (“NCB”). As of October 10, 2009, the balance owed to NCB totals $5,866,136.  NCB also holds $482,025 in a construction escrow account which was funded from lot sale proceeds in excess of development costs drawn from our section development loan. As previously reported, the Fund has not been making payments on deferrals and advances made to the Fund by NTS Development Company and its affiliates.  As also previously reported, the Fund has been borrowing funds from NTS Financial Partnership and other NTS affiliates for day-to-day expenses and obligations.  As of October 10, 2009, these obligations, mostly secured by promissory notes, totaled $3,770,521.  With the ability to draw some of the Fund’s overhead expenses under the loan from NCB, the need to borrow further funds from NTS affiliates for the remainder of 2009 may decrease, but the current obligations owed to NTS affiliates are due December 31, 2009.  It is unlikely that the Fund will be able to pay those obligations upon maturity, and it continues to pursue alternate methods of financing those obligations and other potential future overhead expenses.

The Fund will continue to disclose material events and information by filing current reports on Form 8-K with the SEC, as appropriate.  The Fund anticipates that it will also continue to provide periodic informational reports to stockholders in the form of letters like this, and that these informational reports will be disclosed to the public through Form 8-K filings with the SEC.  Unless events warrant, at this time, we do not anticipate a further report to stockholders to be issued until the first quarter of 2010.

Further information about the Fund, including previously filed quarterly and annual reports, can be obtained free of charge on our website at www.ntsdevelopment.com.  If you have further questions, you may also contact our Investor Services Department at 1-800-928-1492.

                   Very truly yours,

                   NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred.  For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur.  If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable.  We do not undertake any obligation to update these forward-looking statements.  Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties.  Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission.  Any forward-looking information provided by us pursuant to the safe harbor established by the Private Securities Act of 1995 should be evaluated in the context of the factors.

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